                                                                    EXHIBIT 7
                             CONSULTING AGREEMENT

     This Consulting Agreement (the "Agreement") is made as of this 28th day of January, 1999 by Fuisz Technologies, Ltd. a Delaware corporation with its principal place of business at 14555 Avion at Lakeside, Chantilly, Virginia, 20151 (the "Company"), and Patrick D. Scrivens, at P.O. Box 341785, Bethesda, Maryland 20827 (the "Consultant").

     WHEREAS, the Consultant resigned as an employee of the Company effective June 30, 1999;

     WHEREAS, the Company desires to retain Consultant to provide additional services to the Company; and,

     WHEREAS, the Consultant desires to provide the Company with consulting services.

     NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties hereto, the Parties agree as follows:

1. TERM. Company shall retain Consultant for the period beginning July 1, 1999 and terminating on October 19, 2000 unless otherwise extended by mutual agreement between the Parties.

2. COMPETITION AND BENEFITS. During the term of this Agreement, the Company shall provide Consultant with all of the compensation and benefits specified and defined in Section 5.3 of the Consultant's Employment Agreement with the Company ("Employment Agreement") which is incorporated herein and which is attached hereto as Exhibit A. Said compensation and benefits shall include, among other things, salary, bonuses, life, disability, accident and health insurance, all fringe benefits awarded by the Company and reimbursement of all expenses incurred in connection with this Agreement.

3. DISPUTE RESOLUTION. Any dispute, controversy, claim or disagreement arising out of or relating to this Agreement in any way shall be conclusively settled by arbitration to be held in the State of Virginia in accordance with the procedural rules of the American Arbitration Association. Judgement upon the decision and award of the arbitrator(s) may be entered in any court having jurisdiction thereof. In addition, the parties agree that the arbitrator(s) shall have the exclusive power to consider and issue requests for injunctive relief to prevent any breach of this Agreement or to enforce specifically the terms and provisions of this Agreement. The costs, attorney's fees and expenses of such arbitration that are incurred by the prevailing party shall be awarded by the arbitrator to the prevailing party.

4. NON-EXCLUSIVE SERVICES. The Parties agree that the Consultant shall be entitled to pursue other business activities during the term of this Agreement and that this is a non-exclusive Agreement.

5. NON-COMPETE. Notwithstanding the one year non-compete provisions specified in Exhibit A, the Parties hereby acknowledge and agree that said provisions shall not apply to any business activities undertaken by Consultant relating to or involving the Fuisz Drugstore or any other internet business.

6. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of both Parties and their respective successors and assigns, including any corporation or business entity with which or into which the Company may be merged or which may succeed to its assets or business.

7. NOTICES. All notices required or necessary under this Agreement shall be in writing and shall be deemed effective upon personal delivery or confirmed facsimile delivery to the respective Parties as follows:

If to the Company:  Fuisz Technologies Ltd.
                    14555 Avion at Lakeside
                    Chantilly, Virginia, 20151
                    (703) 803-3260

If to Consultant:   Patrick D. Scrivens
                    P.O. Box 341785
                    Bethesda, Maryland 20827
                    (301) 742-4736

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year set forth above.


/s/ Patrick D. Scrivens                /s/ Kenneth McVey
-----------------------                ------------------------
Patrick D. Scrivens                    Kenneth McVey
Consultant                             President
                                       Fuisz Technologies, Ltd.

                                       /s/ Richard Fuisz
                                       ------------------------
                                       Richard Fuisz
                                       Chairman
                                       Fuisz Technologies, Ltd.

                                                                    EXHIBIT 7
                                June 25, 1999

Richard C. Fuisz, M.D.
Chief Executive Officer
Fuisz Technologies Ltd.
14555 Avion at Lakeside
Suite 250
Chantilly, Virginia 20151

     RE:  CONSULTING AGREEMENT

Dear Richard:

     This letter, upon your execution and return, will confirm our agreement regarding my role as consultant to Fuisz Technologies Ltd. (the "Company"). The understandings set forth herein supplement and modify the consulting agreement, effective July 1, 1999, between the Company and myself (the "Consulting Agreement").

     1. In addition to the services to be performed by me under the Consulting Agreement, I hereby agree to act as Acting Chief Financial Officer of the Company from and after July 1, 1999, until such time as I am notified in writing by the Chief Executive Officer of the Company that my services as Acting Chief Financial Officer are no longer needed.

     2. Except as provided in the next paragraph, the termination of my services as Acting Chief Financial Officer of the Company (as provided in the previous paragraph) shall have no effect upon the terms and conditions of the Consulting Agreement, which shall continue in full force and effect and unaffected thereby.

     3. In consideration of my agreeing to act as Acting Chief Financial Officer of the Company, upon termination of such role as provided above, the term of the Consulting Agreement shall be extended by such number of whole months, rounded up, that I will have served as Acting Chief Financial Officer of the Company. In addition, I will be paid once monthly in advance instead of twice per month as originally stipulated in the Consulting Agreement.

     If the foregoing accurately reflects our understanding, please so indicate by signing, dating and returning the enclosed copy of this letter to me.


                                       Very truly yours,

                                       /s/ Patrick D. Scrivens
                                       -----------------------
                                       Patrick D. Scrivens


Accepted and Agreed to
this ____ day of June 1999


FUISZ TECHNOLOGIES LTD.

By: /s/ Richard C. Fuisz
    -----------------------
    Richard C. Fuisz, M.D.
    Chief Executive Officer